Exhibit 99.1

Tidewater Announces Pending Sale of Six KMAR 404 Vessels and

Plans to Repurchase Shares of its Common Stock

NEW ORLEANS, July 25, 2005 – Tidewater Inc. (NYSE:TDW) announced today the pending sale of six of its KMAR 404 class of Anchor Handling Towing Supply vessels to Deep Sea Supply ASA for a total cash price of $188 million. All conditions precedent to close, including the receipt by Tidewater of a non-refundable 10% deposit and the deposit by the purchaser of the balance of the purchase price into an escrow account, have been completed and the transaction is expected to close shortly. The culmination of this transaction will result in an approximate $65.9 million pre-tax financial gain, or approximately $42.8 million after tax, or $.74 per common share. The transaction will result in an approximate $112 million taxable gain, but no cash taxes will be due because of the availability of net operating loss carryforwards. The sales agreement also provides the Company an opportunity, for an extended period of time, to operate the six vessels on behalf of the new owners for a fixed fee per vessel per day. The Company expects to use a portion of the proceeds of the sale to repay $95 million of borrowings currently outstanding under the Company’s revolving credit agreement.

The Company also announced today that its Board of Directors has authorized a program for the Company to spend up to $120 million to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company intends to use its available cash and, when considered advantageous, borrowings under its revolving credit facility, to fund the share repurchase. The repurchase program will end on the earlier of the date that all authorized funds have been expended or June 30, 2006.

Dean E. Taylor, Chairman, President and Chief Executive Officer of the Company, commented, “Tidewater’s Board and management believes that the establishment of a program to repurchase common stock when its shares represent a significant market opportunity is a prudent and proactive use of the Company’s financial resources. Meanwhile, our strong balance sheet and borrowing capacity allow us the flexibility to pursue other attractive investment opportunities should they appear.”

Tidewater Inc. owns and operates over 560 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Joe Bennett - (504) 568-1010

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